Canterbury Park Holding Corporation Reports 2016 Financial Results

SHAKOPEE, Minn., March 28, 2017 /PRNewswire/ -- Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced financial results for its fourth quarter and year ended December 31, 2016.

Results for the Year Ended December 31, 2016

The Company's 2016 net revenues were $52.5 million, a 0.4% increase compared to 2015 net revenues of $52.3 million. The $200,000 increase over 2015 reflects increases of $236,000 in Card Casino revenues and $580,000 in Other Revenues, largely offset by a $536,000 decline in pari-mutuel revenues and a $101,000 decline in Food and Beverage revenues.

Operating expenses in 2016 were $45.3 million compared to $47.6 million in 2015. This 4.9% decrease is primarily attributable to the recognition as a reduction in operating expense of a $3.9 million gain on sale of land and other assets and a $1.5 million insurance recovery gain. By way of comparison, 2015 operating expenses were reduced by a $500,000 insurance recovery gain and a $1.0 million gain on sale of land and other assets. Excluding the gains on asset sales and insurance recoveries in both 2016 and 2015, our operating expenses increased $1.5 million or 3.1% due primarily to a $1.1 million increase in salaries and benefits largely attributable to mandated increases in Minnesota's minimum wage and $279,000 in severance compensation payments related to a restructuring of senior management positions.

The Company's net income increased 53.9% to $4.2 million, or $0.97 per diluted share, in 2016 compared to net income of $2.7 million, or $0.64 per diluted share, in 2015.

For the twelve months ended December 31, 2016 compared to the same period in 2015, earnings before interest, taxes, depreciation and amortization ("EBITDA") increased to $9.7 million from $6.9 million. Adjusted EBITDA, which excludes gain on disposal of assets, gain on sale of land and gains from insurance recoveries, was $4.4 million in 2016 compared to $5.3 million in 2015.

Results for the Quarter Ended December 31, 2016

The Company's 2016 fourth quarter net revenues were $11.6 million, a 6.9% increase from net revenues of $10.8 million during the 2015 fourth quarter. Card Casino 2016 fourth quarter revenue increased 5.7% to $7.8 million compared to $7.4 million during the same period in 2015. Pari-mutuel 2016 fourth quarter revenues increased 5.3% to $1.5 million compared to 2015 fourth quarter of $1.4 million. The increase in pari-mutuel revenues reflected source market fees resulting from Advanced Deposit Wagering ("ADW") legislation, which became effective November 1, that enabled Canterbury to collect source market fees of $144,000 in the last two months of 2016. These revenue increases were partially offset by a decrease in Food and Beverage revenues of 2.9% to $1.5 million in 2016 compared to $1.6 million during the same period in 2015, due to the loss of a major fall concert. 2016 fourth quarter net income was $684,000 or $0.16 per share, a decrease of 28.2% compared to 2015 fourth quarter net income of $954,000, or $0.22 per share. The decrease in fourth quarter net income was due to severance payments of $279,000 and the recognition of gains on assets sales and insurance recoveries totaling $779,000 in the 2016 fourth quarter compared to $1,035,000 in the 2015 fourth quarter.

Additional Financial Information

Further financial information for the fourth quarter and year ended December 31, 2016 is presented in the accompanying table, and additional information will be provided in the Company's Form 10-K Report that will be filed on March 30, 2016 with the Securities and Exchange Commission.

Management Comments

Mr. Randy Sampson, Canterbury Park's President and Chief Executive Officer, commented: "We are pleased that our 2016 results represent the eighth consecutive year of revenue growth as well as a record level of net income due to the gain on the sale of land. While operating profit excluding gains on sales of assets and insurance recoveries declined in 2016 compared to 2015, we believe we are making progress in growing our core businesses as well as in our real estate development efforts."

Commenting on results in the Company's core businesses, Mr. Sampson added: "We continue to grow Card Casino revenues, driven by strong increases in table games revenue, particularly in the second half of 2016. Food and Beverage revenues related to live racing and catering increased in 2016, but those increases were offset by the loss of two major concerts that were hosted in 2015 due to the sale of our festival field land. Pari-mutuel revenues decreased by 5.4% in 2016 compared to 2015. Our decision to reduce the takeout rate on our live racing to the lowest level in the country to promote our racing product nationally did not generate the increase in wagering volume we anticipated and resulted in an 8.7% decrease in total revenues from on-track and out-of-state wagering on our live races. Also, pari-mutuel revenue from simulcast racing, consistent with national trends, continued to erode due to a shift in consumer preference to internet wagering platforms. At the same time, we are encouraged by early results from Advanced Deposit Wagering ("ADW") legislation as source market fees that we collected in the final two months of the year resulted in an increase in pari-mutuel revenue for the quarter.

Mr. Sampson added: "Looking ahead, we remain confident about prospects for the Company's core businesses in 2017 and beyond. We believe there is room for continued revenue growth in our Card Casino, and we are optimistic about increased Food and Beverage and event revenues in 2017 fueled in part by revenues from our successful Expo Center, as well as our Triple Crown banquet center. We also made major improvements to our infield during 2016 to create a large concert and event area that will allow us to again host major concerts and expect this will drive increased events revenue in 2017 and beyond. While our pari-mutuel simulcast operations face significant challenges from internet wagering platforms, we believe the stability and improved quality of racing provided by our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community will enable us to continue to not only grow our revenues from wagering on live races, but also increase our revenues from admissions, food and beverage, premium seating and other non-gaming revenue sources. In addition, we plan to return to our traditional takeout rates in 2017, which we anticipate will generate an increase in on-track pari-mutuel revenues.

Mr. Sampson concluded: "During 2016 we completed real estate transactions that recognized the value of our underutilized land, strengthened our balance sheet and realigned our real estate portfolio to enhance our opportunities for future development. By structuring the transactions as a 1031 exchange we were able to defer taxes on the gains on the land sales. In addition, in 2016 we reorganized our corporate structure and completed the platting of our property, both important steps to facilitate our development efforts. Entering 2017 we believe we are well positioned to capitalize on this foundation. Building on the efforts started in 2016 we are actively engaged in pursuing several compatible real estate development concepts. We expect to report further progress on these efforts to enhance shareholder value during the second quarter of 2017."

Annual Shareholders Meeting

The Company also announced that its 2017 Annual Meeting of Shareholders will be held on Wednesday, June 7, 2017 at 10 a.m., at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is April 12, 2017.

Use of Non-GAAP Financial Measures

To supplement our financial statements, we also provide investors with information about our EBITDA and Adjusted EBITDA, both of which are a non-GAAP measures. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. Adjusted EBITDA represents our earnings before interest income, income tax expense, depreciation and amortization and gain from disposal of assets, gain on sale of land, and gain from insurance recoveries. We have presented Adjusted EBITDA as a supplemental disclosure because it enables investor to understand our results excluding the effect of these three items.

About Canterbury Park

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only thoroughbred and quarter horse racing facility. The Company's 67-day 2017 live race meet begins on May 5 and ends September 16. In addition, Canterbury Park's Card Casino hosts card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Form 10-K Report to the SEC. They include, but are not limited to: material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; and other factors that are beyond our ability to control or predict.

CONTACT: Randy Sampson
(952) 445-7223

NOTE: Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION'S
SUMMARY OF OPERATING RESULTS

	(Unaudited)
	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015

Net Operating Revenues	$11,550,492	$10,802,370	$52,460,203	$52,263,003

Operating Expenses	($10,388,683)	($9,207,288)	($45,318,971)	($47,649,186)

Income from Operations	$1,161,809	$1,595,082	$7,141,232	$4,613,867
Non-Operating Revenues(expense), net	$27,235	$1,151	($21,252)	$2,804

Income Tax Expense	($504,552)	($642,601)	($2,924,000)	($1,889,649)

Net Income	$684,491	$953,673	$4,195,980	$2,727,022

Basic Net Income Per Common Share	$0.16	$0.22	$0.98	$0.65

Diluted Net Income Per Common Share	$0.16	$0.22	$0.97	$0.64

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	(Unaudited)
	Year Ended	Year Ended
	Dec. 31,	Dec. 31,
	2016	2015

Net income	$ 4,195,980	$ 2,727,022

Interest income(expense), net	21,252	(2,804)

Income tax expense	2,924,000	1,889,649

Depreciation	2,547,772	2,297,613

EBITDA	$ 9,689,004	$ 6,911,480

Gain on disposal of assets	(22,500)	(347,348)
Gain on sale of land	(3,846,131)	(659,562)
Gain on Insurance Recoveries	(1,464,923)	(495,465)

Adjusted EBITDA	$ 4,355,450	$ 5,280,106